EX 99.28(p)(19)

Code of Ethics
(Approved by the Mutual Fund Board on December 3, 2008 and the ETF Board on December 17, 2008)

A.	BACKGROUND, PURPOSE AND DUTIES

1.	Background
This Code of Ethics (the “Code”) has been adopted by Van Eck Associates Corporation (the “Adviser”), Van Eck Securities Corporation (the “Distributor”), Van Eck Absolute Returns Advisers Corporation and each other company in which the Adviser owns a majority interest (individually, a “Van Eck Company” and collectively, the “Van Eck Companies”), and the registered investment companies (the “Van Eck Funds”) for which a Van Eck Company acts as investment adviser and/or principal underwriter pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rules 204-2(a)(12), 204-2(a)(13) and 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (collectively, the “Rules”). The Van Eck Funds, including the accounts of other clients of a Van Eck Company, are referred to collectively as “Accounts.”

An “Index of Defined Terms” can be found at the end of this Code (section H-10).

2.	Purpose And Scope Of This Code
This Code is based upon the precept that all officers, directors and employees of the Van Eck Companies, and, with respect to the Van Eck Funds, the Boards of Trustees/Directors of the Van Eck Funds (the “Board” and each Trustee or Director individually, a “Board Member”), owe a fiduciary duty to the Accounts (for Board Members only with respect to the relevant Van Eck Fund) to:

●	place the interests of the Accounts first at all times;
●	conduct their personal securities transactions in a manner so as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of such person’s position of trust and responsibility;
●	refrain from taking inappropriate advantage of the relationship with the Accounts;
●	maintain the confidentiality of security holdings and financial circumstances of the Accounts; and
●	maintain independence in the investment decision making process.

This Code sets forth the minimum standard of conduct believed appropriate for employees, officers and directors of the Van Eck Companies and the Board Members of the Van Eck Funds. Technical compliance with the provisions of this Code will not insulate your actions from scrutiny for evidence of abuse of the fiduciary relationship.

If you are confronted with a potential or apparent conflict of interest, you should consult the Van Eck Legal Department or Compliance Department for advice concerning the propriety of your actions, and obtain prior approval, if required. All discussions will be treated as confidential.

3.	Duties Under This Code
As fiduciaries, the Van Eck Companies and their employees have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of the Accounts. This Code has five basic requirements:
1.	that you comply with all applicable federal and state securities laws;
2.
that you avoid all conflicts of interest and fully disclose all material facts concerning any conflict that may arise with respect to any Account (for Board Members only with respect to the relevant Van Eck Fund);

3.	that your conduct conforms to the ethical standards applicable to you set forth in the Code;
4.	that your personal securities transactions comply with the Code; and
5.	that you obtain prior approval for securities transactions and file reports to the extent required under this Code.

4.	General Prohibitions
(A)	Directors, officers and employees of the Van Eck Companies may not:

●	In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Account:
o	employ any device, scheme or artifice to defraud an Account in any manner;
o
make any untrue statement of a material fact to any Account or omit to state to any Account a material fact necessary in order to make the statement made to the Account, in light of the circumstances under which they were made, not misleading;

o	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Account;
o	engage in any manipulative practice with respect to an Account;
o	materially mislead an Account;
o	knowingly start or spread rumors in order the manipulate security prices; or
o	engage in any manipulative practice with respect to securities, including price manipulation;

●	Favor the interests of one Account over another Account that would constitute a breach of fiduciary duty;
●
Use knowledge about pending or currently considered securities transactions in an Account to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities;

●
Recommend, implement or consider any securities transaction for an Account without disclosing any material beneficial ownership, business or personal relationship or other material interest in the issuer of such securities or its affiliates to the Trader/Director of Research and the Chief Compliance Officer. Trader/ Director of Research and Chief Compliance Officer as used in this Code shall include their respective designees;

●	Trade, either personally or on behalf of others, while in possession of material, non-public information or communicate material non-public information to others in violation of securities laws; or

●	Fail to comply, or cause another person to fail to comply, with any provisions of the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “1933 Act”), the

Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to the Van Eck Funds and the Adviser, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(B) Board Members may not, in connection with the purchase or sale, directly or indirectly, of a Covered Security (as defined in Section B) held or to be acquired by the relevant Van Eck Fund:

o	employ any device, scheme or artifice to defraud the Van Eck Fund in any manner;
o
make any untrue statement of a material fact to the Van Eck Fund or omit to state a material fact necessary in order to make the statement made to the Van Eck Fund, in light of the circumstances under which it was made, not misleading;

o	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Van Eck Fund; or
o	engage in any manipulative practice with respect to the Van Eck Fund.

5.	Persons To Whom This Code Applies
This Code applies to ALL employees, officers, and Trustees/Directors (as applicable) of the Van Eck Companies and Van Eck Funds. All employees, officers and Trustees/Directors (as applicable) of the Van Eck Companies and Van Eck Funds are considered to be “Access Persons” for purposes of this Code and subject to its requirements to the extent described herein. Any exceptions to this rule can be made only with the consent of the General Counsel and the Chief Compliance Officer.

Only certain provisions of this Code apply to Board Members of the Van Eck Funds with specific distinctions made between non-interested and interested Board Members. See section A-6 Special Rules for Van Eck Fund Board Members.

Van Eck Funds that are advised or sub-advised by companies that are not Van Eck Companies will adopt the codes of ethics of those advisers or sub-advisers in lieu of adopting this Code. The code of ethics of the adviser or sub-adviser must be approved by the Board of such Van Eck Fund before the adviser or sub-adviser may act in an advisory capacity for the Van Eck Fund. Employees of those advisers and sub-advisers are subject to their companies’ codes of ethics.

6.	Special Rules for Van Eck Fund Board Members
Non-Interested Board Members1 of the Van Eck Funds are not subject to the pre-clearance, personal trade monitoring, or reporting requirements of this Code or any other requirements of this Code other than the duties and prohibitions contained in this Code which are specifically applicable to them. However, if a Non-Interested Board Member knew, or in the ordinary course of fulfilling his or her official duties as a Board Member should have known, that during the 15-day period immediately before or after the Board Member’s purchase or sale of a Covered Security, the Van Eck Fund purchased or sold the Covered Security, or the Van Eck Fund or the Adviser (or any sub-adviser to the Van Eck Fund) considered purchasing or selling the Covered Security for the Van Eck Fund, the Non-Interested Board Member will be required to submit a quarterly transaction report for such period as described in section B-4. Notwithstanding any other provision of this Code, the description of the accounts to which this Code applies and the definition of “beneficial ownership” contained in Section B-1, are applicable to a Non-Interested Board Member of the Van Eck Funds to the extent such terms would apply as a result of the reporting obligation described above.

Interested Board Members who are employees of the Adviser will be deemed to be subject to the entire Code.

Interested Board Members who are not employees of the Adviser are subject to the duties and prohibitions discussed in section A of the Code and as noted elsewhere in this Code. Additionally, Interested Board Members who are not employees of the Adviser are required to provide to the Chief Compliance Officer quarterly holdings reports and copies of all investment statements.

Board Members are reminded that the penalties for insider trading include civil injunctions, permanent bars from employment in the securities industry, civil penalties of up to three times the profits made or losses avoided, criminal fines and jail sentences.

1 “Interested person” is defined in Section 2(a)(19) of the 1940 Act. A “Non-Interested Board Member” of a Fund is any Board Member who is not an “interested person” of the Fund.

INSIDER TRADING POLICY

PROCEDURES TO PREVENT AND DETECT MISUSE OF
MATERIAL NONPUBLIC INFORMATION
(Approved by the Mutual Fund Board on September 29, 2004 and the ETF Board on May 12, 2006)

These procedures are intended to prevent the use of material, nonpublic information by Adviser personnel and to prevent, detect and correct any violations of the prohibition on insider trading.

A.   Introduction
Trading securities while in possession of material, nonpublic information about such securities, or improperly communicating that information to others, may expose you to severe penalties. Criminal sanctions may include a fine or imprisonment. The U.S. Securities and Exchange Commission (“SEC”) can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The requirements contained in these procedures apply to securities trading and information handling by officers and employees of the Adviser (including spouses, minor children and adult members of their households). The requirements also apply to securities trading and information handling by temporary employees of the Adviser and independent consultants in certain circumstances.

The laws that address insider trading are not always clear and are continuously developing. An individual legitimately may be uncertain about the application of the rules in a particular circumstance. Often, a single question can prevent disciplinary action or complex legal problems. For these reasons, you should notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of these procedures has occurred or is about to occur, or if you have any questions regarding the applicability of these procedures.

B.   Policy on Insider Trading
No person to whom these procedures apply may trade, either personally or on behalf of others (such as Funds managed by the Adviser), based on knowledge of material, nonpublic information, nor may any Adviser personnel communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider that information important in making his or her investment decisions. Generally, this includes any information the disclosure of which may have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s financial results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities or the portfolio holdings of any Fund may, in some contexts, be material. Pre-publication information regarding reports to be published in the financial press also may be material,

2.	What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, a news reporting service or publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information
Before executing any trade for yourself or others, including any Funds, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the Chief Compliance Officer.
●	Do not purchase or sell the securities on behalf of yourself or others, including the Funds.
●	Do not communicate the information inside or outside the Adviser, other than to the Chief Compliance Officer.
●	After the Chief Compliance Officer has reviewed the issue, he or she will determine whether the information is material and nonpublic and, if so, what action should be taken.

You should consult with the Chief Compliance Officer before taking any action or engaging in any transaction. This degree of caution will protect you, the Funds and the Adviser.

4.	Contacts with Public Companies

Contacts with public companies represent an important part of our research effort. The Adviser may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues can arise, however, when, in the course of these contacts, an Employee of the Adviser becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. If this information then is communicated to other Adviser employees prior to it becoming public information, it is possible that Fund transactions could be executed based, in part, on this information. To protect yourself, the Funds and the Adviser, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern under the laws governing insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Adviser personnel should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

6.	Private Investments in Public Entities

Analysts and other employees of the Adviser are sometimes approached by third parties (including prime brokers) that wish to solicit the Adviser’s participation in a private offering of securities of a publicly traded company. Such offerings often occur in connection with the anticipated and previously undisclosed merger or acquisition of a publicly traded company or other events which are not generally known by the public. Once any Employee of the Adviser becomes aware of such a transaction, the information must be reported to the Chief Compliance Officer or General Counsel and the security will immediately become restricted until a public announcement containing information about the transaction is released, with the anticipated and previously undisclosed merger or acquisition of a publicly traded company or other events which are not generally known by the public. In the event that any such solicitation is made, the contacted Employee must immediately make it clear to the third party that the Employee is not interested in learning the name of the publicly traded company or other details of the proposed transaction and the Employee must refer the third party to the Chief Compliance Officer immediately.

The Chief Compliance Officer will speak to the third party to learn the name of the publicly traded company involved in the proposed transaction, If the Adviser does not hold securities of the publicly traded company, the Chief Compliance Officer will so inform the contacted Employee and the third party may reveal the name of the publicly traded company and other details of the proposed transaction to the Employee. If the Adviser does hold securities of the publicly traded company, the Chief Compliance Officer in consultation (as necessary) with the General Counsel, will determine whether the proposed transaction is attractive to the Clients in light of the fact that participation in the proposed transaction would require the Adviser’s current holdings of securities of the company to be placed on the Adviser’s Do Not Trade List. If it is determined that the proposed transaction is attractive in these circumstances, the Chief Compliance Officer will so inform the contacted Employee and the third party may reveal the name of the publicly traded company and other details of the proposed transaction to the Employee.

C.   Do Not Trade List
The Adviser will maintain a “Do Not Trade List” of companies about which a determination has been made that it is prudent to restrict trading activity. This might include, for example, a company about which investment personnel may have acquired material, nonpublic information or a position where the Adviser may have a securities filing obligation.

As a general rule, trades will not be allowed for Funds, or for the personal accounts of employees, in the securities of a company appearing on the Do Not Trade List, except with approval of the Chief Compliance Officer. Similarly, any determination to remove a company from the Do Not Trade List must be approved by the Chief Compliance Officer. Restrictions with regard to securities on the Do Not Trade List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

D.   Violations of the Policy
The Adviser considers violations of the policy against insider trading to be serious offenses and a violation of the policy may result in disciplinary action appropriate under the circumstances. To protect the rights of individuals against unproven allegations and to ensure that the interests of the accounts are protected, a person accused of a violation of the insider trading policy will be given the opportunity to explain the situation and to provide material or information relevant to prompt resolution.

If an allegation of insider trading is raised, the Chief Compliance Officer and senior management will be immediately notified. That person will be subject to heightened supervision – all emails will be reviewed on a weekly basis and, if the person is a portfolio manager, all transactions will be reviewed by the Investment Committee on a weekly basis. The Chief Compliance Officer, General Counsel and senior management, acting alone or jointly, shall prepare an action plan for prompt resolution of the allegations. The action plan will consist, as appropriate, of a summary of the legal and factual allegations, documents, information and data accumulated and to be obtained, from whom, estimate of time, interviews planned, if any, and persons assigned to investigate the matter. On a weekly basis (or more or less frequently, depending upon the circumstances) progress reports to the Chief Compliance Officer, senior management and the Board will be provided. The plan may be amended or modified as required. No later than completion of the action plan, the Chairman of the Funds’ Boards will be notified.

Upon completion of the review, the results will be presented to senior management and the Board with a recommendation as to appropriate sanctions, if any. Sanctions may include any or all of the following:

●	Letter of education,
●	Formal warning by senior management,
●	Fines or disgorgement of any profit or benefit derived from the violation,
●	Suspension from employment,
●	Dismissal from employment,
●	Civil referral to the SEC or other civil regulatory authorities, or
●	Criminal referral.